American Funds Tax-Exempt Fund of New York
One Market Street, Steuart Tower, Suite 2000
San Francisco, CA 94105-1409

Telephone (415) 421-9360
Fax (415) 393-7140

July 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$2,614
Class B	$5
Class C	$98
Class F1	$47
Class F2	$263
Total	$3,027

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3211
Class B	$0.2343
Class C	$0.2290
Class F1	$0.3073
Class F2	$0.3312

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	9,784
Class B	25
Class C	634
Class F1	220
Class F2	1,197
Total	11,860

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.85
Class B	$10.85
Class C	$10.85
Class F1	$10.85
Class F2	$10.85